Sierra Monitor Corporation Announces Financial Results for the Second Quarter Ended June 30, 2008

Receives Single Largest Order for Gas and Fire Detection Devices

In Company History

Achieves Twelfth Consecutive Quarter of Profitable Growth

Milpitas, California – August 6, 2008 – Sierra Monitor Corporation (OTC: SRMC.OB), a Cleantech focused company that delivers information technology for environment measurement and control by developing specialized embedded software deployed on proprietary hardware platforms, today announced financial results for the second quarter ended June 30, 2008.

Financial Highlights

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Second quarter  revenues of $3.5 million

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Second quarter income from operations of $226,000 or 6.5% of sales

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Second quarter net income of $136,000 or 4.0% of sales

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Achieved twelfth consecutive quarter of profitability

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Year- to-date revenues of $6.6 million, an increase of 6% year-over-year

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Positive cash flow from operations for the quarter and year-to-date periods.

Second Quarter 2008 Business Highlights

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Received an order valued at more than $750,000 to supply gas and fire detection devices for a large gas processing project in China.

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Sales of ProtoCessor products Increased 83% year-over-year.  Early adopter customers continued to increase their utilization of Sierra Monitor’s unique connectivity solution while new customers began their initial consumption.

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Completed an agreement to supply ProtoCessor products to another large US fire panel manufacturer.

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Obtained American Bureau of Shipbuilders (ABS) approval for the Company’s new series of gas detectors.  ABS approval allows Sierra Monitor’s products to be deployed in certain offshore platform applications.

Second Quarter and First Six Months of 2008 Financial Results

Total sales for the quarter ended June 30, 2008 were $3,466,426, an increase of 1% from $3,419,675 reported for the same period of 2007.  For the six months ended June 30, 2008, sales increased 6% to $6,603,224, compared to $6,242,886 for the same period of 2007.

Sierra Monitor posted GAAP net income of $136,450, or $0.01 per share (basic and diluted), for the quarter ended June 30, 2008, compared to GAAP net income of $260,125, or $0.02 per share (basic and diluted), for the same period of 2007.  Sierra Monitor posted GAAP net income of $200,268, or $0.02 per share (basic and diluted), for the six months ended June 30, 2008, compared to GAAP net income of $304,264, or $0.03 per share (basic and diluted), for the same period of 2007.

Sierra Monitor posted non-GAAP net income of $239,896, or $0.02 per share (basic and diluted), for the quarter ended June 30, 2008, compared to non-GAAP net income of $346,084, or $0.03 per share (basic and diluted), for the same period of 2007.  Sierra Monitor posted non-GAAP net income of $395,514, or $0.04 per share (basic) and $0.03 per share (diluted), for the six months ended June 30, 2008, compared to non-GAAP net income of $428,193, or $0.04 per share (basic and diluted), for the same period of  2007.

“Our continued growth and profitability are encouraging indicators that we have put in place a great line of products and a strong sales team dedicated to expanding our market penetration.  Although our expenses have increased as we grow our infrastructure and meet our compliance reporting obligations, our fundamental business structure is sound” said Gordon Arnold, President and Chief Executive Officer.  I am also pleased to note that we are currently processing the largest single order in our history for gas detection and fire devices in connection with a large gas processing project in China.”

Cash Position

Sierra Monitor had $631,680 in cash at June 30, 2008 and no short or long term debt.  Trade receivables at June 30, 2008 were $2,087,403.  The Company’s Days Sales Outstanding in Accounts Receivable (DSOs) was 54 days.

About Sierra Monitor Corporation

Sierra Monitor delivers information technology for environment measurement and control by developing specialized embedded software that is deployed on proprietary hardware platforms.  Embedded software enables data transfer between subsystems using protocol and physical medium translation.  Proprietary hardware platforms allow the Company to increase its value proposition while protecting intellectual property.

The Company’s vision is to capitalize on the expanding worldwide demand for Cleantech knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor’s hardware platforms include original equipment modules for installation in customer devices and controllers, gateway boxes generally used by integrators for machine to machine (M2M) protocol translation, and multi-component safety systems generally focused on gas and fire detection.

By providing an intelligent interface, the Company’s products enable various machines, devices, systems and people to reliably communicate useful information for the measurement and control of various environments including buildings, plants, and factories.  By delivering the data on various communications levels, including Ethernet, internet, LONworks, Profibus, and others, the Company’s products make it possible for data to be accessed at more appropriate levels, such as network operations centers, control rooms or remote locations.

Sierra Monitor is an established supplier of safety and environmental instruments with more than 15,000 installations worldwide.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

(925) 548 3516

investor_relations@sierramonitor.com

TABLE A
SIERRA MONITOR CORPORATION
Statements of Operations
(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Net sales	$3,466,426	$3,419,675	$6,603,224	$6,242,886
Cost of goods sold	1,457,333	1,339,443	2,666,424	2,558,141
Gross profit	2,009,093	2,080,232	3,936,800	3,684,745
Operating expenses
Research and development	441,741	493,756	967,546	1,029,040
Selling and marketing	820,978	697,339	1,636,334	1,337,896
General and administrative	520,215	452,631	977,254	807,300
	1,782,934	1,643,726	3,581,134	3,174,236
Income from operations	226,159	436,506	355,666	510,509
Interest expense	-	2,965	-	3,403
Income before income taxes	226,159	433,541	355,666	507,106

Income taxes	89,709	173,416	155,398	202,842

Net income	$136,450	$260,125	$200,268	$304,264
Net income per share:
Basic	$0.01	$0.02	$0.02	$0.03
Diluted	$0.01	$0.02	$0.02	$0.03
Weighted-average number of shares used in per share computations:
Basic	11,295,192	11,075,192	11,225,192	11,066,859
Diluted	11,671,162	11,801,860	11,686,482	11,790,948

TABLE B
SIERRA MONITOR CORPORATION
Balance Sheet
June 30, 2008
(unaudited)

Assets	(unaudited) June 30, 2008	December 31, 2007
Current assets:
Cash	$631,680	$675,108
Trade receivables, less allowance for doubtful accounts of
approximately $110,000 and $86,000 respectively	2,087,403	2,036,050
Inventories, net	1,987,053	2,050,395
Prepaid expenses	200,433	132,872
Income taxes deposit	57,286	-
Deferred income taxes	286,743	284,185
Total current assets	5,250,598	5,178,610

Property and equipment, net	369,170	307,965
Deferred income taxes	981	-
Other assets	206,666	232,799

Total assets	$5,827,415	$5,719,374

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$565,504	$590,753
Accrued compensation expenses	393,427	321,445
Other current liabilities	193,472	388,542
Total current liabilities	1,152,403	1,300,740

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
11,423,212 and 11,155,192 shares issued and outstanding respectively	11,423	11,155
Additional paid-in capital	3,429,044	3,373,202
Retained earnings	1,234,545	1,034,277
Total shareholders’ equity	4,675,012	4,418,634

Total liabilities and shareholders’ equity	$5,827,415	$5,719,374

NON-GAAP FINANCIAL MEASURES

The accompanying release dated August 6, 2008 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit (loss) from operations and related non-GAAP profit (loss) as a percentage of revenue, non-GAAP net profit (loss) and basic and diluted non-GAAP net profit (loss) per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe that non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  Sierra Monitor believes that non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts that the company does not consider part of ongoing operating results when assessing overall company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Share-based Compensation Expense

Our non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for stock options. While share-based compensation is an expense affecting our results of operations, management excludes share-based compensation from our budget and planning process. For these reasons, we exclude share-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive shares using the methods required by SFAS 128 and SFAS 123(R) for both GAAP and non-GAAP diluted net income per share.

Interest Expense

We evaluate our operating results in a manner that focuses on what management believes to be our ongoing business operations.  Our non-GAAP financial measures exclude interest expense as it is not considered to be a part of operating expenses.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

TABLE C
SIERRA MONITOR CORPORATION
Reconciliation of Non-GAAP Financial Measures
to Most Directly Comparable GAAP Financial Measures
June 30, 2008 (unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Net sales	$3,466,426	$3,419,675	$6,603,224	$6,242,886
Cost of goods sold	1,457,333	1,339,443	2,666,424	2,558,141
Gross profit	2,009,093	2,080,232	3,936,800	3,684,745
Operating expenses
GAAP Operating Expenses	1,782,934	1,643,726	3,581,134	3,174,236
Depreciation and amortization	57,283	41,615	118,255	72,420
Provision for bad debt expense	20,681	14,500	23,681	12,119
Stock based compensation expense	25,482	29,844	53,310	39,390
Non GAAP Operating Expenses	1,679,488	1,557,767	3,385,888	3,050,307
Non GAAP Income from operations	329,605	522,465	550,912	634,438
Interest expense	-	2,965	-	3,403
Non GAAP Income before income taxes	329,605	519,500	550,912	631,035
Income taxes	89,709	173,416	155,398	202,842
Non GAAP Net income	$239,896	$346,084	$395,514	$428,193
Non GAAP Net income per share:
Basic	$0.02	$0.03	$0.04	$0.04
Diluted	$0.02	$0.03	$0.03	$0.04
Weighted-average number of shares used in per share computations
Basic	11,295,192	11,075,192	11,225,192	11,066,859
Diluted	11,671,162	11,801,860	11,686,482	11,790,948